Exhibit 10.1
RETIREMENT AGREEMENT
     This Retirement Agreement (the “Agreement”) is made and entered into this 26th day of October, 2006, by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”) and Everett N. Kendrick (“Employee”).
     WHEREAS, the Company entered into an Employment Agreement with Employee effective as of November 1, 2004, as amended by Amendment No. 1 to Appendix A effective July 14, 2005 and as supplemented by Attachment 1 to Appendix A regarding the 2006 Bonus Calculation (as amended and supplemented, the “Employment Agreement”);
     WHEREAS, the Company entered into a Change of Control Agreement with Employee effective as of November 1, 2004 (the “Change of Control Agreement”);
     WHEREAS, the Employee and the Company have agreed that Employee will retire from his employment with the Company and that Employee will assist the Company with an orderly transition, as provided herein; and
     WHEREAS, Employee and the Company wish to confirm their mutual understanding regarding the benefits payable to Employee as a result of his retirement and have agreed in certain cases on benefits that vary from those that might otherwise be provided under the Employment Agreement or under other existing agreements or plans relating to Employee’s employment.
     NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment. Employee shall continue to be employed by the Company on a full-time basis, and shall continue to hold the title of Chief Operating Officer, Executive Vice President and President – Sales and Marketing Division through midnight on December 31, 2006 (the “Retirement Date”). Thereafter, commencing at 12:01 a.m. on January 1, 2007, Employee shall be fully retired. More specifically, effective at midnight on the Retirement Date, Employee hereby resigns and retires from all positions with the Company and its subsidiaries, and from the board of directors of any and all of the Company’s subsidiaries. Up to and including the Retirement Date, Employee’s duties shall be to assist the Company in effecting an orderly transition and to perform such other duties as may be reasonably requested by the Company’s Board of Directors.
     2. Pre-Retirement Compensation and Benefits. (a) Employee’s compensation and benefits shall remain unchanged through the Retirement Date, except that Employee shall not be eligible to receive any bonus for the fiscal year ending October 31, 2007. In particular, Employee shall continue to receive the base salary provided for in the Employment Agreement through the Retirement Date and shall be paid for his accrued and unused vacation time, up to a maximum of 240 hours (or six weeks), pursuant to the Company’s vacation policy.
     (b) As Employee’s bonus with respect to the fiscal year ending October 31, 2006, the Company shall pay Employee $244,500 in a lump sum in cash on or before January 5, 2007. Employee shall not be entitled to any other bonus pursuant to his Employment Agreement.
     3. Post-Retirement Payments. In accordance with the terms of the Employment Agreement applicable to a termination of employment by Employee for “Good Reason,” the Company shall pay to Employee an amount equal to a single year’s Base Salary (as defined in the Employment Agreement) in effect on the Retirement Date, which amount is agreed to be $350,000. Such amount shall be payable in equal installments over a two-year period beginning on the first regular payroll date of the Company that is more than six months after the Retirement Date, and continuing thereafter at such intervals as other salaried employees of the Company are paid. Employee’s spouse, Brenna D. Bennett, is to receive any remaining payments due under this paragraph 3(a) if Employee should die prior to the completion of the payment term.
     4. Post-Retirement Health Insurance. Subject to the conditions described in this paragraph 4, Employee shall be entitled to continue to participate through December 31, 2006 in the Company’s group health insurance program on the same terms as are applicable to the Company’s executive officers. Employee shall be offered COBRA continuation coverage with the COBRA continuation coverage period beginning on January 1, 2007, and if Employee elects continued coverage under COBRA, the Company shall pay, or reimburse Employee for the payment of, the premiums payable for the first 12 months or until Employee obtains other employment offering similar group health insurance coverage, whichever occurs first. Employee shall pay the premiums for any coverage that he elects to continue thereafter. Employee understands that in order to avoid the application of Section 409A of the Internal Revenue Code to medical benefits provided through December 31, 2007, all medical expenses incurred through December 31, 2007 must be reimbursed by December 31, 2008. Employee agrees to submit (or cause providers to submit) for payment or reimbursement all medical expenses incurred as of December 31, 2007 no later than July 1, 2008, and Company agrees to pay or reimburse such expenses by December 31, 2008. Employee acknowledges that if medical expenses incurred between January 1, 2007 and December 31, 2007 are not submitted for payment or reimbursement by July 1, 2008, Employee may be assessed taxes and penalties under Internal Revenue Code Section 409A.
     5. Options and Restricted Stock. Employee’s stock options and restricted stock shall remain in effect in accordance with their terms, it being acknowledged that those options and restricted stock not vested on or before the Retirement Date shall be forfeited.
     6. Post-Employment Benefits. Upon his retirement on the Retirement Date, Employee shall be entitled to the benefits under other Company benefit plans in which he is a participant that are applicable to a voluntary termination of his employment on such date in accordance with the terms and conditions of such plans, including such benefits as he may be entitled to receive under the Company’s Supplemental Executive Retirement Plan (the “SERP”), Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and 401(k) plan, except that in order that Employee may avoid the imposition of interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, no payments shall be made to Employee under the SERP or the Deferred Compensation Plan (with the exception of the portion of the Deferred Compensation Plan that is not subject to Code Section 409A) until the Company’s first regular payroll date that is more than six months after the Retirement Date, but the first payment made to the Employee under the SERP shall be equal to the total payments that Employee would have been entitled to receive under the terms of such plan and the Employee’s election as to form of payment, if any, from the Retirement Date through the first regular payroll date that is more than six months after the Retirement Date. With respect to the Deferred Compensation Plan, for avoidance of doubt and assuming Employee remains employed through the Retirement Date as provided herein, (a) Employee shall receive the Company matching contribution and the discretionary contribution (if any) for calendar year 2006, and (b) interest shall continue to accrue for so long as Employee has a balance in the plan through the date immediately preceding the date of the final distribution of his account.
     7. Other Benefits. All compensation, fringe benefits, perquisites and participation in any bonus or incentive plan shall cease as of the close of business on the Retirement Date, unless otherwise specifically provided herein.
     8. Nondisclosure, Noncompetition and Proprietary Rights. The provisions of Article V (Nondisclosure, Noncompetition and Proprietary Rights) of the Employment Agreement and the related Appendix B thereto shall remain in full force and effect, and Employee hereby agrees to such provisions as of the date hereof, as if they were set forth in this Agreement in their entirety, except that Employment Term shall mean the term of Employee’s employment hereunder and Date of Termination shall mean the Retirement Date hereunder. The remedies provided for in such Article V shall apply to the payments provided for in paragraph 3 hereof to the same extent as such remedies would apply to a payment under Article IV, Section 3 of the Employment Agreement.
     9. Nondisparagement. During and after his employment by the Company hereunder, the Employee agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees. Similarly, the Company agrees that its directors and officers shall refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Employee and agrees that its directors and officers will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Employee. Should the Employee materially breach this paragraph 9 during or after his employment, he shall, among other remedies available to the Company, forfeit the right to any further payments pursuant to paragraph 3.
     10. Press Release. The Company shall afford the Employee the opportunity to review, comment on and suggest changes to any press release to be issued by the Company regarding the matters addressed in this Agreement.

     11. Release. The Employee hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company and its subsidiaries of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of the Employee’s execution and delivery of this Agreement. It is understood and agreed that the parties covered by the Employee’s release include the Company’s and its subsidiaries’ present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors and successors, and that any reference to the Company and its subsidiaries in this paragraph is understood to include all of the foregoing persons or entities. It is expressly understood and agreed that the claims covered by Employee’s release include, but are not limited to, any and all claims or rights arising or that could be asserted under the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Older Workers’ Benefits Protection Act and the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., claims for wrongful discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, intentional infliction of emotional distress, any personal or emotional injury, any and all damages, including attorney’s fees, and any other federal, state, or local statute, law, rule, or regulation concerning the terms, conditions, or benefits of employment or the separation thereof.
     12. Indemnity Agreement. The Indemnity Agreement dated as of December 23, 2004 by and between the Company and Employee shall survive this Agreement and remain in full force and effect in accordance with its terms.
     13. Effect on Employment Agreement and Change of Control Agreement. Except as modified hereby, the Employment Agreement, including without limitation, the nondisclosure, noncompetition and proprietary rights covenants contained therein, shall remain in full force and effect. The Change of Control Agreement shall terminate effective as of the execution and delivery of this Agreement.
     14. Withholding. Employee agrees that the Company has the right to withhold from the amounts payable pursuant to this Agreement all amounts required to be withheld under applicable income and/or employment tax laws.
     15. Advice of Counsel. Employee acknowledges that he has read and fully understands each paragraph of this Agreement, that he has been advised by the Company to consult with an attorney and told that he could take up to twenty-one (21) days within which to consider this Agreement, and that he has considered this Agreement and consulted with legal or other counsel to the full extent desired.
     16. Revocation. Employee has seven (7) days following the execution and delivery of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective until the expiration of this seven (7) day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by facsimile to Thomas M. Kitchen fax number (504) 729-1407 before the close of business on the seventh day following the execution and delivery of this Agreement. After that time, any attempt by Employee to revoke this Agreement will have no force or effect.

     17. Miscellaneous. This Agreement and the benefits provided in this Agreement are in no way an admission by the Company of any fault or liability owed to Employee arising out of or in any way connected with Employee’s employment or the termination of such employment. This Agreement sets forth the entire agreement between Employee and the Company concerning Employee’s separation from Employer, and there are no other agreements or understandings concerning such separation.
[Signatures are on following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original as of the day and year first above written.

STEWART ENTERPRISES, INC.

By:	/s/ Thomas M. Kitchen Thomas M. Kitchen
Acting Chief Executive Officer
Chief Financial Officer and Director

EMPLOYEE:

/s/ Everett N. Kendrick

Everett N. Kendrick